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                                                                   Exhibit 10.15

                        [LETTERHEAD OF CSX CORPORATION]

                                November 1, 1999

Robert J. Grassi
Sea-Land Service, Inc.
600 Carnegie Boulevard
Charlotte, NC  28209

Dear Bob:

     I am writing you concerning your Employment Agreement with CSX Corporation, dated February 1, 1995 ("Agreement"). Under the Agreement you would be eligible for the benefits of the Agreement if your employment with CSX terminates within three (3) years of the closing of the Maersk transaction.

     As we have discussed, you and CSX have agreed to modify the Agreement to:
(i) not require your termination of employment within the aforementioned three
(3) year period; (ii) protect your current base salary and your 1996 bonus for purposes of determining your base salary and highest bonus under the Agreement; and (iii) protect the Agreement's benefits for your estate should you die prior to your receipt of benefits under the Agreement.

          CSX agrees to supplement your Agreement as follows:

     1. Whenever you terminate your employment with CSX, whether voluntarily, involuntarily or as a result of your retirement or death, you (or your estate in the event of your death) will be eligible to receive the benefits provided in Section 6a. of the Agreement. [Section 6a of the Agreement recites the Obligations of the Company upon termination for Good Reason or Constructive Termination; Other than for Cause, Death or Disability]; and

     2. For purposes of determining your "Annual Base Salary" and "Annual Bonus" under Section 6a of the Agreement, your current base salary and your bonus earned in 1995 and paid in 1996 shall be included in the determination. Thus, by way of illustration only, with respect to your "Annual Bonus" for purposes of the Agreement, it will be calculated as the higher of your 1996 bonus or your highest cash bonus under the Company's annual incentive plan for the last three full fiscal years preceding your termination of employment.

I believe that we have addressed the matters you raised for consideration. Please signify your agreement to the terms set forth above by signing below.

                                                       Very truly yours,

                                                       /s/Andy

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Robert J. Grassi
November 1, 1999
Page 2 of 2



     I hereby agree to the
     Supplement to the Agreement
     (as defined herein):

     /s/ Robert J. Grassi
     -------------------------
     Robert J. Grassi  11/7/99